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                    SUBSIDIARIES OF CARLYLE INDUSTRIES, INC.




SUBSIDIARY                                                STATE OF INCORPORATION
----------                                                ----------------------
Blumenthal/Lansing Company                                       Delaware
Carlyle Manufacturing Company, Inc.                             Connecticut


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